Exhibit 10.1

AKOUOS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective as of January 1, 2022, the non-employee directors of Akouos, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Non-Chair Annual Fee	Chair Annual Fee
Board of Directors	$40,000	$65,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$4,000	$8,000

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board, on such committee or in such position. Additionally, the Board may establish other committees from time to time that include fees for both members and chairpersons, as well as per meeting fees.

Equity Compensation

Initial Grants. Upon initial election to the Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 32,000 shares of our common stock. The initial award shall have a term of ten years from the date of the award, and shall vest and become exercisable as to one-third of the shares underlying such award at the end of each of the first, second, and third anniversaries of the date of grant, subject to the non-employee director’s continued service to the Company through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price of the option shall be the closing price of our common stock on the date of grant.

Annual Grants. Each non-employee director who has served as a member of the Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an option to purchase 16,000 shares of our common stock on the date of the first Board meeting held after our annual meeting of stockholders for such year. The annual award shall have a term of ten years from the date of the award, and shall vest and become exercisable in full upon the earlier of the one-year anniversary of the grant date or the first annual meeting of stockholders occurring after the grant date, subject to the non-employee director’s continued service to the Company through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price of the option shall be the closing price of our common stock on the date of grant.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2020 Stock Plan, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Each non-employee director is reimbursed for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.